Exhibit 10.45

Director compensation summary

We pay no additional remuneration to our employees who also serve as directors of the General Partner. Each director of our general partner who is not an employee of our General Partner receives an annual retainer of $20,000, plus $2,000 per board meeting attended, and is reimbursed for any travel, lodging and other out-of-pocket expenses related to meeting attendance or otherwise related to service on the board. Each non-employee director serving as a member or chairman of a designated committee receives from $5,000 to $7,500 annually, depending upon the position and the committee, plus $1,000 per committee meeting attended. In addition, non-employee directors receive an Initial Director’s Grant of 2,000 units upon their initial election or appointment to the Board, and an Annual Director’s Grant on September 1 of each year, equal to $15,000 divided by the fair market value of a Common Unit on September 1, provided that such director is in office on such date. Director’s grants vest ratably over a three-year period.